Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 24, 2024
Registration Statement Nos. 333-268757 and 333-268757-10

**FULL PX DETAILS** Exeter Automobile Receivables Trust 2024-5  (EART 2024-5)

Joint Bookrunners: Barclays (str), J.P. Morgan and Mizuho
Co-Managers: Citigroup, Deutsche Bank, and Wells Fargo

PRICED - TOE: 1:57 PM ET

-- Capital Structure --
CL	SIZE($MM)	OFFRD($MM)	WAL*	M/F	P.WIN*	BNCH	Sprd	YLD(%)	CPN(%)	PX(%)
A-1	99.000	94.050	0.14	P-1/F1+	1-4	I-CRV	+17	4.864%	4.864%	100.00000%
A-2	178.380	169.461	0.56	Aaa/AAA	4-12	I-CRV	+52	4.846%	4.79%	99.99592%
A-3	113.620	107.939	1.21	Aaa/AAA	12-18	I-CRV	+68	4.497%	4.45%	99.99379%
B	155.720	147.934	1.89	Aaa/AA	18-28	I-CRV	+95	4.524%	4.48%	99.99667%
C	133.260	126.597	2.68	Aa2/A	28-38	I-CRV	+120	4.688%	4.64%	99.99299%
D	133.760	127.072	3.55	Baa2/BBB	38-49	I-CRV	+165	5.119%	5.06%	99.98321%
E	107.390	102.020	4.48	NR/BB-	49-57	I-CRV	+385	7.334%	7.22%	99.98371%
*Based on 1.50% ABS Pricing Speed to 5% Clean-Up Call

- TRANSACTION SUMMARY -
• Size : $875.073mm offered (no grow)
• Exp Ratings : Moody's, Fitch
• Pricing Speed: 1.50% ABS to 5% call
• Exp Settle : 09/30/2024
• First Pay : 10/15/2024
• B&D : Barclays
• ERISA : A-D - Yes, E - No
• RR Compliance: US – Yes, EU - No
• Registration : A-D - SEC REG, E - 144A/Reg S/IAI
• Min Denoms : A-D - $1k x $1k, E – $1,414k x $1k

-Available Information-
* Preliminary Prospectus, Ratings FWP and Offering Memorandum (attached)
* Intex Deal Name: bcgexar2405_preprice Intex Password: VKB6
* Deal Roadshow Entry Code: EART245

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.